EXHIBIT 10.1

SECOND AMENDMENT TO LEASE

I.PARTIES AND DATE.

This Second Amendment to Lease (“Amendment”) dated September 22, 2021, by and between THE IRVINE COMPANY LLC, a Delaware limited liability company (“Landlord”), and ENERGOUS CORPORATION, a Delaware corporation (“Tenant”).

II.RECITALS.

Landlord and Tenant entered into an office space lease dated May 31, 2017, which lease was amended by a First Amendment to Lease dated July 15, 2019 (as amended, the “Lease”) for space consisting of 3,054 rentable square feet in a building (“Building”) located at 3200 Park Center Drive, Suite 380 (“Suite 380”), Costa Mesa, California (the “Premises”).

Landlord and Tenant each desire to modify the Lease to substitute the original Premises with approximately 1,387 rentable square feet of space known as Suite No. 690 (“Suite 690”) on the sixth floor of the building located at 3200 Bristol Street, Costa Mesa, California, extend the Lease Term, adjust the Basic Rent, and make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.MODIFICATIONS.

A.Basic Lease Provisions.  The Basic Lease Provisions are hereby amended as follows:

1.	Effective as of the Commencement Date for Suite 690, Item 2 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“2.Premises:Suite No. 690

Address of Building:	3200 Bristol Street, Costa Mesa, CA 92626
Project:	Pacific Arts Plaza

(The Premises are more particularly described in Section 2.1.)”

2.Item 4 is hereby amended by adding the following:

“Commencement Date for Suite 690: October 1, 2021”

3.	Item 5 is hereby deleted in its entirety and the following substituted in lieu thereof:

“5.  Lease Term: 24 months following the Commencement Date for Suite 690, plus such additional days as may be required to cause this Lease to expire on the final day of the calendar month.”

4.	Effective as of the Commencement Date for Suite 690, Item 6 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“6.  Basic Rent:

Months of Term or Period	Monthly Rate Per Rentable Square Foot	Monthly Basic Rent
10/1/21 to 9/30/22	$3.15	$4,369.05
10/1/22 to 9/30/23	$3.26	$4,521.62”

5.	Effective as of the Commencement Date for Suite 690, Item 7 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“7. Property Tax Base: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve-month period ending June 30, 2022 (“the “Base Year”).

Project Cost Base: The Project Costs per rentable square foot incurred by Landlord and attributable to the Base Year.

Expense Recovery Period: Every 12-month period during the Term (or portion thereof during the first and last Lease years) ending June 30.”

6.	Effective as of the Commencement Date for Suite 690, Item 8 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“8.   Floor Area of Premises: approximately 1,387 rentable square feet (Landlord and Tenant stipulate and agree that the Floor Area of Premises is correct.)

Floor Area of Building: approximately 126,420 rentable square feet”

7.	Effective as of the Commencement Date for Suite 690, Item 11 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“11.   Parking: 5 parking passes in accordance with the provisions set forth in Exhibit F to this Lease.”

8.

Effective as of the Commencement Date for Suite 690, Tenant’s address for notices in Item 12 shall be amended by deleting “3200 Park Center Drive, Suite 380” and substituted in lieu thereof shall be “3200 Bristol Street, Suite 690”.

B.Termination as to Suite 380.  The parties agree that Tenant’s lease as to Suite 380 shall naturally expire on August 31, 2021 (the “Termination Date for Suite 380”), provided that such termination shall not relieve Tenant of (i) any rent or other charges owed by Tenant, or other obligations required of Tenant, as are set forth in the Lease from and after the date of this Amendment through and including the Termination Date for Suite 380, (ii) any obligations which are set forth in this Amendment, and (iii) any indemnity or hold harmless obligations set forth in the Lease as to Suite 380.  Tenant shall quit and surrender possession of Suite 380 to Landlord on or before the Termination Date for Suite 380 as required by the provisions of Section 15.2 of the Lease.

C.Security Deposit.  No additional security deposit shall be required in connection with this Amendment.

D.Operating Expenses.  Notwithstanding any contrary provision in the Lease, Landlord hereby agrees that Tenant shall not be obligated to pay Landlord for Operating Expenses accruing during the 12-month period commencing as of the Commencement Date for Suite 690.

E.Signage.  Landlord, at its sole cost and expense, shall affix and maintain a sign (restricted solely to Tenant’s name as set forth herein) adjacent to the entry door of Suite 690 and shall add an identification strip in the lobby directory of the Building.  Any subsequent changes to that initial signage shall be made at Tenant’s expense in accordance with Section 5.2 of the Lease.

F.Floor Plan of Premises.  Effective as of the Commencement Date for Suite 690, Exhibit A attached to the Lease shall be deleted and Exhibit A attached to this Amendment shall be substituted in lieu thereof.

G.Parking. Notwithstanding any contrary provision in the Lease, effective as of the Commencement Date for Suite 690, Tenant may purchase from Landlord, up to 5 Parking Passes for unreserved parking spaces (as reflected in Section III.A.7 of this Amendment). Notwithstanding any contrary provision in Exhibit F to the Lease, during the period commencing on the Commencement Date for Suite 690, and ending 24 months thereafter, the monthly charge for the Parking Passes shall continue to be $50.00 per Parking Pass per month. Thereafter, the parking charges shall be at Landlord’s scheduled parking rates from time to time.

H.Tenant Improvements.  Landlord hereby agrees to complete the Tenant Improvements for Suite 690 in accordance with the provisions of Exhibit X, Work Letter, attached hereto.

IV.GENERAL.

A.Effect of Amendments.  The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.Entire Agreement.  This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.Counterparts; Digital Signatures.  If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment.  In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.Defined Terms.  All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.Authority.  If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this

Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”

G.Attorneys’ Fees.  The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

H.Nondisclosure of Lease Terms.  Tenant acknowledges that the content of this Amendment and any related documents are confidential information.  Except to the extent disclosure is required by law, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease or pursuant to legal requirement.

I.Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and [NONE] (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

V.EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:

THE IRVINE COMPANY LLC,

a Delaware limited liability company

By: \si6\

/s/ Steven M. Case

Steven M. Case

Executive Vice President, Leasing & Marketing

Office Properties

By: \si5\

/s/ Christopher J. Popma

Christopher J. Popma

Regional Vice President, Operations

Office Properties

\in9\

TENANT:

ENERGOUS CORPORATION,

a Delaware corporation

By: \si1\

/s/ Bill Mannina

Printed Name: Bill Manninaa1\

Title: Acting CFO\ti1\

By: \si2\

/s/ Cesar Johnston

Printed Name: Cesar Johnston \na2\

Title: CEO \ti2\